UNITED STATES BANKRUPTCY COURT SOUTHERN DISTRICT OF NEW YORK	x

In re:		Chapter 11

IMPART MEDIA GROUP, INC., et al.,		Case No. 08-10510-REG
Case No. 08-11892-REG

Debtors.		JOINTLY ADMINISTERED

x

PLAN OF REORGANIZATION PROPOSED BY THE DEBTORS AND CO-PLAN PROPONENTS ENABLE GROWTH PARTNERS, L.P., ENABLE OPPORTUNITY PARTNERS, L.P., PIERCE DIVERSIFIED STRATEGY MASTER FUND, ENA, HUDSON BAY FUND, L.P. AND HUDSON OVERSEAS FUND, LTD

FINKEL GOLDSTEIN ROSENBLOOM & NASH, LLP Counsel for the Debtors	OLSHAN GRUNDMAN FROME ROSENZWEIG &WOLOSKY LLP Counsel for the Creditor Proponents

Kevin J. Nash (KN 6274) 26 Broadway, Suite 711 New York, New York 10004 Telephone: 212.344.2929 Facsimile: 212.422.6836	Adam H. Friedman (AF 5125) Fredrick J. Levy (FL 0670) Park Avenue Tower 65 East 55th Street New York, New York 10022-1106 Telephone: 212.451.2216 Facsimile: 212.451.2222

Dated:  September 17, 2008

Table of Contents

ARTICLE I	CERTAIN DEFINITIONS	3
	Administrative Expense Claim	3
	Allowed Claim	4
	Bankruptcy Code or the Code	4
	Bankruptcy Court	4
	Bankruptcy Rules	4
	Bankruptcy Schedules	4
	Business Combination	4
	Business Day	4
	Cases	4
	Cash	4
	Claim	4
	Claims Objection Deadline	4
	Class	4
	Confirmation	4
	Confirmation Date	4
	Confirmation Hearing	4
	Confirmation Order	4
	Creditor	4
	Creditor Proponents	4
	Creditor Proponents DIP Claim	4
	Creditor Proponents 503(b)	4
	Claim	4
	Disbursing Agent	4
	Disclosure Statement	4
	Disputed Claim	4
	Distribution	5
	Distribution Date	5
	Effective Date	5
	Estates	5
	Filed	5
	Final Order	5
	Holder	5
	IMG	5
	Impart	5
	Interest	5
	Lien	5
	General Unsecured Claims	5
	Notes	5
	Noteholder Unsecured Claims	5
	Person	5
	Petition Date	5
	Plan	5
	Plan Documents	5
	Plan Proponents	5
	Post-Confirmation Assets	5
	Post-Confirmation Cash	5
	Priority Claim	5
	Priority Tax Claim	5
	Proof of Claim	6
	Pro Rata	6
	Reorganized Debtor	6
	Reorganized Debtor Common Stock	6
	Reorganized Debtor Common Stock Creditor Distribution	6
	Restructuring Agreement	6
	Scheduled	6
	Securities Act	6
	SEC	6
	U.S. Trustee Fees	6

ARTICLE II	CLASSIFICATION OF CLAIMS AND INTERESTS	6

2.1	Class 1 (Non-Tax Priority Claims)	6
2.2	Class 2 (Secured Claim)	6
2.3	Class 3 (General Unsecured Claims)	6
2.4	Class 4 (Noteholder Unsecured Claims)	6
2.5	Class 5 (Interests)	6

ARTICLE III	TREATMENT OF UNCLASSIFIED CLAIMS	6

3.1	Administrative Expense Claims	6
3.2	Bar Dates for Non-Professional Administrative Expense Claims	6
3.3	Professional Fees	6
3.4	U.S. Trustee Fees	6
3.5	Creditor Proponents § 503(b) Claim. The Creditor Proponents shall waive cash payment on their Creditor Proponents § 503(b) Claim of approximately $150,000, estimated through the Effective Date, for payments made and expenses incurred to preserve and enhance the Debtors’ Estates, as such payment is provided for in the Restructuring Agreement	7
3.6	Priority Tax Claims	7

ARTICLE IV	TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS	7

4.1	Class 1 (Non-Tax Priority Claims)	7
4.2	Class 2 (Secured Claim)	7
4.3	Class 3 (General Unsecured Claims)	7
4.4	Class 4 (Noteholder Unsecured Claims)	7
4.5	Class 5 (Interests)	7
4.6	Reservation of Rights	7
4.7	Reorganized Debtor’s Non-Liability for Claims and Divestiture of Interest in the Debtors and the Post Confirmation Assets	7

ARTICLE V	CONDITIONS PRECEDENT TO THE EFFECTIVE DATE	7

5.1	Conditions Precedent	7
5.2	Waiver of Conditions Precedent to the Effective Date	8

ARTICLE VI	MEANS FOR IMPLEMENTATION OF THE PLAN	8

6.1	Substantive Consolidation	8
6.2	Turnover of Post-Confirmation Cash to Disbursing Agent for Distribution	8
6.3	Possible Business Combination	8
6.4	Initial Issuance Of Reorganized Debtor Common Stock to Sole Officer and Director of the Reorganized Debtor	8
6.5	Certificate of Incorporation and By-Laws of Reorganized Debtor, Directors, Officers and Corporate Action	8
6.6	Cancellation of Instruments and Stock	8
6.7	Issuance of Reorganized Debtor Common Stock	8
6.8	Continuation of the Debtors and Appointment of the Disbursing Agent	8
6.9	Disposition of Books and Records	9
6.10	Settlement of Disputed Claims Prior to the Effective Date	9
6.11	Operating Reports	9

ARTICLE VII	BAR DATES, CLAIMS OBJECTIONS AND DISTRIBUTIONS	9

7.1	Distributions for Claims Allowed as of the Effective Date	9
7.2	Means of Cash Payment	9
7.3	Delivery of Distribution	9
7.4	Objection Deadline; Prosecution of Objections; Late Filed Claims Expunged	10
7.5	No Distributions Pending Allowance	10
7.6	Withholding and Reporting Requirements	10
7.7	Setoffs	10

ARTICLE VIII	EXECUTORY CONTRACTS AND UNEXPIRED LEASES DEEMED REJECTED	10

ARTICLE IX	EFFECTS OF CONFIRMATION	10

9.1	Discharge	10
9.2	Injunction	10
9.3	Exculpation and Limitation of Liability	10
9.4	RELEASES	10
9.5	Legal Binding Effect	11
9.6	Insurance	11

ARTICLE X	RETENTION OF JURISDICTION	11

ARTICLE XI	MISCELLANEOUS PROVISIONS	11

11.1	Revocation, Withdrawal or Non-Consummation
11.2	Termination of Plan Based on Impracticability of Business Combination	11
11.3	Exemption from Transfer Taxes	11
11.4	Access to Information	11
11.5	Interest Accrual	12
11.6	Allocation of Plan Distributions between Principal and Interest	12
11.7	Rules of Interpretation; Computation of Time	12
11.8	Plan Documents	12
11.9	Successors and Assigns	12
11.10	Governing Law	12
11.11	Entire Agreement	12
11.12	Modification of the Plan	12

The Plan Proponents, who are the Debtors together with the Creditor Proponents Enable Growth Partners, L.P., Enable Opportunity Partners, L.P., Pierce Diversified Strategy Master Fund, ENA, Hudson Bay Fund, L.P., Hudson Overseas Fund, Ltd, hereby propound this Chapter 11 Plan of Reorganization.1
ARTICLE I

CERTAIN DEFINITIONS

Unless otherwise provided in the Plan, all capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Bankruptcy Code.  For the purposes of the Plan, the following terms (which are capitalized in the Plan) shall have the meanings set forth below.

1.1. “Administrative Expense Claim” means a Claim for costs and expenses of administration of the Chapter 11 case allowed under §§ 503(b), 507(b) or, if applicable, 1114(e)(2) of the Bankruptcy Code, including: (a) any actual and necessary costs and expenses incurred after the Petition Date of preserving the Debtors’ Estates and operating the businesses of the Debtor (such as wages, salaries, commissions for services and payments for inventories, leased equipment and premises) and Claims of governmental units for taxes (including Claims related to taxes which accrued after the Petition Date, but excluding Claims related to taxes which accrued on or before the Petition Date); (b) compensation for legal, financial, advisory, accounting and other services and reimbursement of expenses allowed by the Bankruptcy Court under §§ 330, 331 or 503(b) of the Bankruptcy Code to the extent incurred prior to the Effective Date; and (c) all fees and charges assessed against the Debtors’ Estate under § 1930, chapter 123 of title 287 of the United States Code.

1  All financial information, including without limitation the estimates of Claims and other expenses of the Debtors, which the Plan Proponents have utilized in the Plan and the Disclosure Statement have been provided by the Debtors.  The Creditor Proponents have not independently verified such financial information and are relying upon the Debtors’ disclosures.

1.2. “Allowed Claim” means a Claim (a) as to which no objection or request for estimation has been filed on or before the Claims Objection Deadline or the expiration of such other applicable period fixed by the Bankruptcy Court; or (b) as to which any objection has been settled, waived, withdrawn or denied by a Final Order; or (c) that is Allowed (i) by a Final Order; (ii) by an agreement between the Holder of such Claim and the Debtor or Reorganized Debtor; or (iii) pursuant to the terms of the Plan. For purposes of computing distributions under the Plan, the term “Allowed Claim” shall not include interest on such Claim from and after the Petition Date, except as provided in Bankruptcy Code § 506(b) or as otherwise expressly set forth in the Plan.

1.3. “Bankruptcy Code” or the “Code” means title 11 of the United States Code, 11 U.S.C. §§101 et seq., as now in effect or hereafter amended.

1.4. “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York or any court having competent jurisdiction to enter the Confirmation Order.

1.5. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, the Official Bankruptcy Forms, the Federal Rules of Civil Procedure, the Local Rules of the United States District Court for the Southern District of New York, and the Local Rules of the Bankruptcy Court, as applicable to the Cases or proceedings therein, as the case may be.

1.6. “Bankruptcy Schedules” means the schedules of assets and liabilities, lists of executory contracts and unexpired leases, statements of financial affairs, and related information filed by the applicable Debtor pursuant to Bankruptcy Rule 1007, as same may be amended or supplemented from time to time.

1.7. “Business Combination” means the transaction by which IMG, as the Reorganized Debtor, may be merged into a merger partner entity, or a transaction substantially similar thereto.

1.8. “Business Day” means any day, excluding Saturdays, Sundays or “legal holidays” (as referenced in Bankruptcy Rule 9006(a)), on which commercial banks are open for business in New York, New York.

1.9. “Cases” means the Chapter 11 cases assigned Case Nos 08-10510 and 08-11892 (REC) in the Bankruptcy Court administrative consolidated and styled, In re Impart Media Group, Inc. el al.

1.10. “Cash” means legal tender of the United States of America and equivalents thereof.

1.11. “Claim” means a claim against the Debtors as defined in Bankruptcy Code § 101(5).

1.12. “Claims Objection Deadline” shall mean that date which is 120 days after the Effective Date or as otherwise extended by the Bankruptcy Court.

1.13. “Class” means all of the Holders of Claims or Interests having characteristics substantially similar to the other Claims or Interests and which have been designated as a class in the Plan.

1.14. “Confirmation” means the entry of the Confirmation Order on the Bankruptcy Court’s docket.

1.15. “Confirmation Date” means the date on which the clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court.

1.16. “Confirmation Hearing” means the hearing or hearings before the Bankruptcy Court at which the Bankruptcy Court will consider the Confirmation of the Plan pursuant to Bankruptcy Code § 1128.

1.17. “Confirmation Order” means the order of the Bankruptcy Court, in form and substance satisfactory to the Plan Proponents, confirming the Plan pursuant to Bankruptcy Code § 1129.

1.18. “Creditor” means a Holder of a Claim.

1.19. “Creditor Proponents” means Enable Growth Partners, L.P., Enable Opportunity Partners, L.P., Pierce Diversified Strategy Master Fund, ENA and Hudson Bay Fund, L.P. and Hudson Overseas Fund, Ltd.

1.20. “Creditor Proponents DIP Claim” means the secured claim of the Creditor Proponents for post-petition financing approved by Court order.

1.21. “Creditor Proponents 503(b) Claim” means the administrative claim of the Creditor Proponents for services rendered to the Debtors by the Creditor Proponents to preserve the Debtors’ Estate and to effectuate the Plan, as provided for in the Restructuring Agreement.

1.22. “Disbursing Agent” means the person responsible for fulfilling the terms of the Plan on behalf of the Debtors, as set forth in Article V the Plan.

1.23. “Disclosure Statement” means the Disclosure Statement for the Debtors’ Plan of Reorganization dated September 17, 2008, together with any supplements, amendments, or modifications thereto.

1.24. “Disputed Claim” means any Claim as to which the Debtors or the Disbursing Agent has interposed a timely objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules, or any Claim otherwise disputed by the Debtors or Disbursing Agent in accordance with applicable law, which objection has not been withdrawn or determined by a Final Order.

1.25. “Distribution” means the payment from the Post-Confirmation Cash by the Disbursing Agent to the Holders of Allowed Claims pursuant to the Plan.

1.26. “Distribution Date” means the date on which a Distribution is made under the Plan.

1.27. “Effective Date” means the first Business Day on which all conditions precedent to the effectiveness of the Plan have been satisfied or waived as provided in Article IV of the Plan; provided, however, the Effective Date may occur on such other later date agreed to by the Plan Proponents and Merger Parties.

1.28. “Estates” means the estates created by Bankruptcy Code § 541 upon the commencement of the Cases.

1.29. “Filed” means filed with the Bankruptcy Court in the Debtors’ Cases.

1.30. “Final Order” means an order entered by the Bankruptcy Court or other court of competent jurisdiction on its docket as to which (a) the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending; or (b) in the event that an appeal, writ of certiorari, reargument, or rehearing thereof has been sought, such order of the Bankruptcy Court or any other court or adjudicative body shall have been affirmed by the highest court to which such order was appealed, or certiorari has been denied, or from which reargument or rehearing was sought, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, however, that no order shall fail to be a Final Order solely because of the possibility that a motion pursuant to Rule 60 of the Federal Rules of Civil Procedure or a similar rule under the Federal Rules of Bankruptcy Procedure may be filed with respect to such order.

1.31. “Holder” means any Person holding a Claim or interest against the Debtor’s Estate.

1.32. “IMG” means Impart Media Group, Inc. one of the Debtors.

1.33. “Impart” means Impart, Inc. one of the Debtors.

1.34. “Interest” means the legal, equitable, contractual and other rights of the Holders of any equity interest in the Debtor, including the rights of any Person to purchase or demand the issuance of any Interest, including (a) conversion, exchange, voting, participation and dividend rights; (b) liquidations preferences; (c) stock options, warrants and put rights; and (d) share-appreciation rights; or (e) any other stock right pertaining or in any way relating to the Debtor.

1.35. “Lien” means any charge against, or interest in, property to secure payment of a debt or performance of a Claim.

1.36. “General Unsecured Claims” means all general unsecured Claims other than the Noteholder Unsecured Claims.

1.37. “Notes” means the unsecured notes issued by Impart pursuant to that certain Securities Purchase Agreement dated on or about May 24, 2007.

1.38. “Noteholder Unsecured Claims” means the Claims due under the Notes.

1.39. “Person” means any person or entity of any nature whatsoever, specifically including, but not limited to, an individual, firm, company, corporation, partnership, trust, governmental unit, joint venture, association, joint stock company, limited liability company, estate, unincorporated organization or other entity.

1.40. “Petition Date” means February 4, 2008, the date on which the Petitioning Creditors filed their involuntary petition against IMG.

1.41. “Plan” means this Plan of Reorganization, as it may be amended, modified, or supplemented from time to time as permitted herein.

1.42. “Plan Documents” means all documents, forms, lists, and agreements contemplated under the Plan to effectuate the terms and conditions hereof.

1.43. “Plan Proponents” means the Debtors and the Creditor Proponents.

1.44. “Post-Confirmation Assets” means all of the assets of the Debtors, including the Post-Confirmation Cash. all of which assets shall be turned over to the Disbursing Agent on the Effective Date.  The public corporate shell of IMG shall not be included in the Post-Confirmation Assets.

1.45. “Post-Confirmation Cash” means all of the Debtors’ Cash on hand as of the Effective Date, all of which shall be turned over to the Disbursing Agent on the Effective Date.

1.46. “Priority Claim” means all Claims that are entitled to priority pursuant to Bankruptcy Code § 507(a) and that are not Administrative Expense Claims or Priority Tax Claims.

1.47. “Priority Tax Claim” means a Claim of a governmental unit of the kind specified in Bankruptcy Code §§ 502(i) and 507(a)(8).

1.48. “Proof of Claim” means a written statement setting forth a Creditor’s Claim and conforming substantially to the appropriate official form.

1.49. “Pro Rata” means the proportion that the amount of an Allowed Claim bears, respectively, to the aggregate amount of all Claims in its Class, including Disputed Claims but excluding Disallowed Claims.  For purposes of this calculation, the amount of a Disputed Claim will equal the lesser of (a) its Face Amount, and (b) the amount estimated as allowable by the Bankruptcy Court.

                1.50. “Reorganized Debtor” means IMG as it continues after confirmation of the Plan.

1.51. “Reorganized Debtor Common Stock” means shares of IMG as the Reorganized Debtor authorized under the certificate of incorporation and the by-laws of IMG and issued after the Effective Date.

1.52. “Reorganized Debtor Common Stock Creditor Distribution” means the pro-rata distribution of Reorganized Debtor Common Stock to specified Creditors of the Debtors under the Plan as follows:  (i) in the event of and upon the consummation of the Business Combination, an undetermined amount and portion of the total shares issued in connection with and pursuant to the terms of the Business Combination,2 or (ii) in the event that no Business Combination is consummated, all of the shares of the Reorganized Debtor Common Stock.  The Reorganized Debtor Stock Creditor Distribution shall be calculated by first giving full value to the Creditor Proponent DIP Claim, which is fully secured, and then pro rata among the Creditor Proponent § 503(b) Claim and then to the Class 4 Noteholder Unsecured Claims.  The Claims of Class 4 Noteholders who are not Creditor Proponents shall receive the same treatment in Class 4 as the Creditor Proponent Noteholder Class 4 Claims.  The Reorganized Debtor Common Stock Creditor Distribution shall be exempt from all registration requirements pursuant to Bankruptcy Code § 1145.

1.53. “Restructuring Agreement” means the agreement entered into by the Debtors, E&M, and the Creditor Proponents on or about May 8, 2008, which provided for, inter alia, consent to the involuntary Chapter 11 filing against IMG, a voluntary Chapter 11 filing by Impart and the Debtors’ best efforts to consummate the restructuring through a pre-negotiated plan of reorganization.

1.54. “Scheduled” means included in or listed in the Debtor’s Bankruptcy Schedules, as initially filed or as amended.

1.55. “Securities Act” means the Securities Act of 1933, 15 U.S.C. § 77c-77aa, in effect from time to time.

1.56. “SEC” means the United States Securities and Exchange Commission.

1.57. “U.S. Trustee Fees” means fees payable pursuant to 28 U.S.C. § 1930.
ARTICLE II

CLASSIFICATION OF CLAIMS AND INTERESTS

2.1. Class 1 (Non-Tax Priority Claims).  Class 1 consists of all non-tax priority Claims.

2.2. Class 2 (Secured Claim).  Class 2 consists of the secured Creditor Proponents DIP Claim.

2.3. Class 3 (General Unsecured Claims).  Class 3 consists of all General Unsecured Claims against the Debtors as of the Petition Date.

2.4. Class 4 (Noteholder Unsecured Claims).  Class 4 consists of all Noteholder Unsecured Claims.

2.5. Class 5 (Interests).  Class 5 consists of the Claims of Holders of the Debtors’ equity interests.
ARTICLE III

TREATMENT OF UNCLASSIFIED CLAIMS

3.1. Administrative Expense Claims.  All Allowed Administrative Expense Claims shall be paid in full in Cash, or as otherwise agreed, on the Effective Date, except for the Claims of professionals provided for below.

3.2. Bar Dates for Non-Professional Administrative Expense Claims.  The Bar Date for Holders of Administrative Expense Claims other than those of professionals retained by the Debtors was set by the Court to be August 15, 2008.  All such Administrative Expense Claims which accrued before August 15, 2008 and for which no request was filed are forever barred from submitting any request on account of such Administrative Expense Claim.

3.3. Professional Fees.  All applications for professional fees for services rendered and reimbursement of expenses in connection with the Cases prior to the Effective Date are Administrative Expense Claims and shall be filed with the Bankruptcy Court within sixty (60) days after the Effective Date.  Any such application not filed within sixty (60) days after the Effective Date shall be deemed waived and the Holder of such Claim shall be forever barred from receiving payment on account thereof.  The Debtors’ bankruptcy counsel has agreed to total payment of not more than $50,000 inclusive of the retainer already received.  All other retained professionals shall be paid the full amounts awarded by the Court, subject to the caps agreed to in the retention.  All such awarded fees shall be paid upon Court award by the Disbursing Agent from the Post-Confirmation Cash.

3.4. U.S. Trustee Fees.  All unpaid U.S. Trustee Fees incurred before the Effective Date shall be timely paid by the Debtors in the ordinary course as such U.S. Trustee Fees become due and payable.  All unpaid U.S. Trustee Fees incurred after the Effective Date shall be timely paid from Post-Confirmation Cash by the Disbursing Agent in the ordinary course as such U.S. Trustee Fees become due and payable.

 2  Although the actual number of shares is undetermined, the Creditor Proponents believe that they will receive less than 10% of the Reorganized Debtor Common Stock.

3.5. Creditor Proponents § 503(b) Claim. The Creditor Proponents shall waive cash payment on their Creditor Proponents § 503(b) Claim of approximately $150,000, estimated through the Effective Date, for payments made and expenses incurred to preserve and enhance the Debtors’ Estates, as such payment is provided for in the Restructuring Agreement.  In lieu of the waived Cash Distribution on this and all other of their Claims, the Creditor Proponents shall receive in full satisfaction thereof their portion of the Reorganized Debtor Common Stock Creditor Distribution.

3.6. Priority Tax Claims.  As soon as practicable after the Effective Date, the Disbursing Agent shall pay to each Holder of an Allowed Priority Tax Claim from the Post-Confirmation Cash the full amount of such Claims.

ARTICLE IV

TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS

4.1. Class 1 (Non-Tax Priority Claims).  The legal and equitable rights of the Holders of Allowed Non-Tax Priority Claims are unaltered by the Plan.  As soon as reasonably practicable after the later of (i) the first Distribution Date, (ii) the date on which such Non-Tax Priority Claim becomes an Allowed Non-Tax Priority Claim, or (iii) the date on which such Non-Tax Priority Claim becomes due and owing in the ordinary course of the Debtor’s business, the Disbursing Agent shall pay from Post-Confirmation Assets to each Holder of an Allowed Non-Tax Priority Claim, in full satisfaction, settlement and release of and in exchange for such Allowed Non-Tax Priority Claim (A) Cash equal to the amount of such Allowed Non-Tax Priority Claim; or (B) such other treatment which the Disbursing Agent and the Holder of such Allowed Non-Tax Priority Claim have agreed upon in writing.

4.2. Class 2 (Secured Claim).  The Creditor Proponents shall waive Distribution on their secured Allowed Creditor Proponents DIP Claim of $60,000, plus interest.  In lieu of the waived Distribution on this and all other of their Claims, the Creditor Proponents shall receive in full satisfaction thereof the Reorganized Debtor Common Stock Creditor Distribution.

4.3. Class 3 (General Unsecured Claims).  As soon as reasonably practicable after the Effective Date, the Disbursing Agent, after payment of senior claims, shall pay to each Holder of an Allowed General Unsecured Claim, in full satisfaction thereof, the Holder’s Pro Rata share of the Distribution of the Post-Confirmation Cash (net of the fees awarded to the Debtors’ retained professionals, the expenses of the Disbursing Agent and the expenses of the Debtors).

4.4. Class 4 (Noteholder Unsecured Claims).  The Holders of Allowed Noteholder Unsecured Claims shall receive in full satisfaction thereof the Reorganized Debtor Common Stock Creditor Distribution

4.5. Class 5 (Interests).  On the Effective Date, equity interests in each of the Debtors shall be extinguished and canceled, and the shares so canceled shall be restored to the status of authorized but unissued shares pursuant to IMG’s corporate charter, certificate of incorporation and by-laws, all with no further action required to accomplish same.  Pursuant to the absolute priority requirements of §1129(b)(2) of the Code, the holders of Class 5 Interests shall receive no distribution under the Plan.

4.6. Reservation of Rights.  Except as otherwise provided in the Plan or the Confirmation Order, the Debtors’ or Disbursing Agent’s rights and defenses, both legal and equitable, with respect to any Claims or Administrative Expense Claims, including, but not limited to, all rights with respect to legal and equitable defenses to setoffs or recoupments, shall be unaffected and unaltered.  From and after the Effective Date, the Disbursing Agent shall be deemed to be the successor in interest to the Debtor with respect to all such rights and defenses.

4.7. Reorganized Debtor’s Non-Liability for Claims and Divestiture of Interest in the Debtors and the Post Confirmation Assets.  As of the Effective Date, the Reorganized Debtor shall have no interest whatsoever in the Post-Confirmation Assets and shall have no liability of any kind for Claims against the Debtors.  Except as specifically provided for herein, the Claims of Creditors of the Debtors may only be satisfied from the Post-Confirmation Cash.  As described below, all power and obligations of the Debtors under the Plan shall vest in the Disbursing Agent on the Effective Date.
ARTICLE V

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

5.1. Conditions Precedent.
Each of the following events shall occur on or before the Effective Date:
(a) The Final Confirmation Order shall have been entered, in a form and substance reasonably acceptable to each of the Plan Proponents and which shall include one or more findings that (i) the Plan was proposed in good faith by the Plan Proponents, (ii) the Plan satisfied the applicable provisions of the Bankruptcy Code as set forth in Bankruptcy Code § 1125(e), and (iii) the Reorganized Debtor is a successor to the Debtors only to the limited extent needed to comply with Bankruptcy Code § 1145 and for no other reason under any state or federal law.
(b) The Debtors shall be in full compliance with all state and federal (including SEC) tax and securities laws and regulations.
(c) The Debtors shall be current on all state and federal (including SEC) tax and securities filing requirements, including all required tax returns and audits.
(d) The Bankruptcy Court shall have determined that the Disbursing Agent is duly authorized to take the actions contemplated in the Plan which approval and authorization may be set forth in the Confirmation Order.
(e) All documents, instruments, and agreements provided under, or necessary to implement the Plan shall have been executed and delivered by the applicable parties.

5.2. Waiver of Conditions Precedent to the Effective Date.  The Creditor Proponents may waive in writing any or all of the conditions precedent to the Effective Date set forth in Article 6.1, whereupon the Effective Date shall occur without further action by any Person; provided however, that the conditions specified in Article 6.1(a) may not be waived.

ARTICLE VI

MEANS FOR IMPLEMENTATION OF THE PLAN

6.1. Substantive Consolidation.  On the effective Date, the Estate of each of the Debtors shall be substantively consolidated with each other such that the assets and liabilities of IMG shall be deemed to be the assets and liabilities of Impart, and the assets and liabilities of Impart shall be deemed to be the assets and liabilities of IMG.  As a consequence, any guaranties by one of the Debtors of the obligations of the other or any joint obligations shall be deemed liquidated so that the holder of such claims shall have one Claim against the consolidated Debtors and shall be deemed to be a single obligation.  Additionally, each and every proof of claim filed or to be filed in either case shall be deemed filed against the consolidated Estate.  Notwithstanding the foregoing, the substantive consolidation of the Estate shall not affect the legal and organizational structure of the Debtors.  IMG shall continue to exist as the Reorganized Debtor after the Effective Date as a separate legal entity, with all powers of a corporation as applicable under the laws of the State of Nevada and without prejudice to any right to alter or terminate such existence (whether by the Business Combination, acquisition or otherwise) under such applicable state law.

                                6.2. Turnover of Post-Confirmation Cash to Disbursing Agent for Distribution.  On the Effective Date, the Post-Confirmation Cash shall be turned over to the Disbursing Agent for Distribution pursuant to the terms of the Plan.

6.3. Possible Business Combination.  Not later than one year from the Effective Date, the public shell of IMG, as the Reorganized Debtor, may be merged into a merger partner entity, or a similar transaction may be effectuated (the “Business Combination”). The Creditor Proponents shall be responsible for funding the Reorganized Debtor from the Effective Date to the consummation of the Business Combination.  Either upon the consummation of the Business Combination or in the event that there is no Business Combination, the Reorganized Debtor shall issue and distribute the Reorganized Debtor Common Stock pursuant to the Reorganized Debtor Common Stock Creditor Distribution.

6.4. Initial Issuance Of Reorganized Debtor Common Stock to Sole Officer and Director of the Reorganized Debtor.  On the Effective Date, ten (10) shares of the Reorganized Debtor Common Stock shall be issued to a Person who shall be named in a Plan Supplement prior to Confirmation and who shall be the sole officer and director of the Reorganized Debtor.  The sole officer and director of the Reorganized Debtor, shall take all steps necessary (a) to maintain the Reorganized Debtor as a public, corporate entity, as set forth below, (b) to consummate the Business Combination; and (c) to effectuate the Reorganized Debtor Common Stock Creditor Distribution.

6.5. Certificate of Incorporation and By-Laws of Reorganized Debtor, Directors, Officers and Corporate Action.
(a) Certificate of Incorporation and By-Laws.  On the Effective Date, the by-laws and certificate of incorporation of IMG shall remain in full force and effect as the by-laws and certificate of incorporation of the Reorganized Debtor.  After the Effective Date, the Reorganized Debtor may amend and restate the certificate of incorporation and by-laws as permitted by applicable law.
(b) Directors and Officers of the Reorganized Debtor.  The classification and composition of the board of directors of the Reorganized Debtor shall be consistent with the certificate of incorporation and by-laws.  Each such director shall serve from and after the Effective Date pursuant to the terms of the certificate of incorporation and by-laws, the other constituent documents of the Reorganized Debtor, and applicable law.  The power of the directors and officers of the Reorganized Debtor, however, is limited to and they are hereby directed to take all steps necessary to (i) maintain the public corporate existence of the Reorganized Debtor, (ii) consummate the Business Combination and (iii) effectuate the Reorganized Debtor Common Stock Creditor Distribution.

6.6. Cancellation of Instruments and Stock.  On the Effective Date, all Interests in the Debtors, any and all stock options (including, but not limited to, all stock options granted to the Debtors’ employees), any and all warrants and any instrument evidencing or creating any indebtedness or obligation of the Debtors, except such instruments that are issued under the Plan, shall be canceled and extinguished.  Additionally, as of the Effective Date, all Interests in the Debtors, and any and all warrants, options, rights or interests with respect to equity interest in the Debtors that have been authorized to be issued but that have not been issued shall be deemed canceled and extinguished without any further action of any party.
All such cancelled and extinguished Interests in IMG shall constitute shares authorized but unissued pursuant to IMG’s corporate charter, certificate of incorporation and by-laws, each of which shall remain in effect for the Reorganized Debtor.

6.7. Issuance of Reorganized Debtor Common Stock.  Ten (10) shares of Reorganized Debtor Common Stock shall be issued on the Effective Date to the Reorganized Debtor’s sole officer and director named in the Plan Supplement.  Thereafter, Reorganized Debtor Common Stock authorized under IMG’s certificate of incorporation and by-laws shall be issued in connection with the Reorganized Debtor Common Stock Creditor Distribution pursuant to the terms thereof and in connection with the Business Combination, if any, and the terms of any transaction documents of the Business Combination.  The Reorganized Debtor Common Stock Creditor Distribution shall be exempt from registration under the Securities Act and any state or local law pursuant to Bankruptcy Code § 1145.

6.8. Continuation of the Debtors and Appointment of the Disbursing Agent.
(a) Appointment of the Disbursing Agent.  The Confirmation Order shall provide for the appointment of Finkel Goldstein Rosenbloom & Nash LLP as Disbursing Agent.
(b) Turnover of Post-Confirmation Assets and Cash.  As of the Effective Date, the Post Confirmation Assets and Cash shall be turned over to the Disbursing Agent for Distribution pursuant to the terms of the Plan.  All Distributions shall be made by the Disbursing Agent from the Post-Confirmation Cash.  In addition, from the Post-Confirmation Cash, the Disbursing Agent shall pay all of the fees awarded post-Effective Date to the professionals retained by the Debtors in their Cases and all of the expenses of the Disbursing Agent.  All of the other Post-Confirmation Assets shall likewise be turned over to the Disbursing Agent for disposition pursuant to the Plan.  Upon and after the Effective Date, the Reorganized Debtor shall retain no interest in any of the Post-Confirmation Assets.  The Reorganized Debtor retains only IMG’s public company corporate shell and nothing else.

(c) Duties of the Disbursing Agent.  From and after the Effective Date, the Disbursing Agent or its designee shall be the only officer and director of the Debtors (but not the Reorganized Debtor), shall be responsible for administration of the Plan, and all Distributions to Creditors and other parties entitled to payment from the Post Confirmation Assets.  The Disbursing Agent shall also be responsible for: (a) paying, objecting to, settling and administering Administrative Expense Claims and Priority Claims; (b) paying, objecting to, settling and administering Class 1, Class 2 and Class 3 Claims; (c) paying U.S. Trustee Fees after the Effective Date; and (d) performing normal wind-up administrative activities and functions for the Post-Confirmation Assets.  In making Distributions and taking other actions authorized in the Plan, the Disbursing Agent shall be entitled to rely upon information provided by the Debtors’ books and records and such other sources as are reasonably relied upon in the ordinary course of business.  The Disbursing Agent shall be vested with all the power and authority granted to a trustee pursuant to § 1106(a) with respect to the Post-Confirmation Assets.  The Disbursing Agent may retain additional professionals (including any professional retained in the Case), and such other individuals as he or she reasonably deems necessary to assist in the performance of the Disbursing Agent’s duties.  With the approval of the Court after notice and hearing, the Disbursing Agent may elect to create a trust entity to hold the Post-Confirmation Assets.
The Disbursing Agent is authorized to perform all actions required to consummate the Plan and for closing of the Cases, including but not limited to the filing of any post-confirmation tax returns that may be required and applying for a final decree pursuant to section 350 of the Bankruptcy Code.  The Disbursing Agent is authorized to liquidate or abandon any residual Post-Confirmation Assets, the disposition of which are not otherwise provided for in the Plan, without further judicial review or order of the Court.
(d) Creation of Reserve for Expenses and Professional Fees.  To the extent necessary to pay the anticipated awards of fees of the professionals retained by the Debtors in their Cases and to pay the post-Effective Date expenses of the Debtors, including the fees and expenses of the Disbursing Agent, before making the Distributions, the Disbursing Agent shall create a reserve sufficient to fund all such payments.
(e) Compensation of the Disbursing Agent.  The Disbursing Agent shall be compensated on an hourly basis, up to a maximum amount of $10,000.  The Disbursing Agent is authorized to pay the ordinary course expenses of the Debtors, including his own fees and expenses from the Post-Confirmation Cash, without a further order of the Bankruptcy Court.
(f) Resignation of the Disbursing Agent.  The Disbursing Agent may resign from such position by executing an instrument in writing and filing that instrument with the Bankruptcy Court; provided, however, that a resigning Disbursing Agent shall continue to serve as Disbursing Agent after his, her or its resignation until such time as the appointment of a successor Disbursing Agent shall become effective.
(g) Removal of the Disbursing Agent.  The Bankruptcy Court, on its own motion or by motion by any party in interest, including without limitation the Plan Proponents, may remove the Disbursing Agent.  Upon such removal, the Bankruptcy Court shall replace the Disbursing Agent with another entity or individual.

                                (h) Appointment of a Successor Disbursing Agent.  In the event of the death, resignation, incompetence or removal of the Disbursing Agent, a replacement Disbursing Agent shall be appointed by the Bankruptcy Court.  Every successor Disbursing Agent appointed hereunder shall execute, acknowledge and deliver to the Bankruptcy Court and to the resigning Disbursing Agent, if applicable, an instrument accepting such appointment, and thereupon such successor Disbursing Agent, without any further act, deed or conveyance, shall become vested with the rights, powers, trusts, and duties of the previous Disbursing Agent.

6.9. Disposition of Books and Records.  After providing reasonable notice to the Reorganized Debtor and all parties who have requested special post-confirmation notice, the Disbursing Agent may order the destruction of all remaining records that are part of or relate to the Post-Confirmation Assets he does not believe are required to be held, whether for remaining estate obligations or for legal reasons.  Such books and records, including electronic versions, not otherwise requested by and delivered to the Reorganized Debtor, may be destroyed during the wind down process, destroyed at the conclusion of the case, or stored for a reasonable period of time after the Case is closed.

6.10. Settlement of Disputed Claims Prior to the Effective Date.  At any time prior to the Effective Date, notwithstanding anything in the Plan to the contrary, the Debtors may settle some or all Disputed Claims subject to obtaining any necessary Bankruptcy Court approval.

6.11. Operating Reports.  Prior to the Effective Date, the Debtors shall timely file all reports, including without limitation, monthly operating reports, required by the Bankruptcy Court, Bankruptcy Code, Bankruptcy Rules or Office of the United States Trustee.  After the Effective Date, the Disbursing Agent shall timely file all reports, including without limitation, quarterly operating reports, as required by the Bankruptcy Court, Bankruptcy Code, Bankruptcy Rules or Office of the United States Trustee.

ARTICLE VII

BAR DATES, CLAIMS OBJECTIONS AND DISTRIBUTIONS

7.1. Distributions for Claims Allowed as of the Effective Date.  Except as otherwise provided herein or as ordered by the Bankruptcy Court, Distributions to Creditors shall be made as soon as practicable after the Effective Date.  Distributions on account of Claims that first become Allowed Claims after the Effective Date shall be made as soon as reasonably practicable after such Claim becomes an Allowed Claim.

7.2. Means of Cash Payment.  Cash payments made pursuant to the Plan shall be in U.S. funds, by the means, including by check or wire transfer, determined by the Disbursing Agent.

7.3. Delivery of Distribution.  Distributions to holders of Allowed Claims shall be made (a) at the addresses set forth on the Proofs of Claim Filed by such holders (or at the last known addresses of such holders if no Proof of Claim is Filed or if the Debtor has been notified of a change of address); (b) at the addresses set forth in any written notices of address changes delivered the Disbursing Agent; or (c) if no Proof of Claim has been Filed and the Disbursing Agent has not received a written notice of a change of address, at the addresses reflected in the Bankruptcy Schedules, if any.

7.4. Objection Deadline; Prosecution of Objections; Late Filed Claims Expunged.  As soon as reasonably practicable, but in no event later than the Claims Objection Deadline, the Disbursing Agent shall File objections to Claims and serve such objections upon the holders of each of the Claims to which objections are made.  All late filed Claims (those filed after the Bar Date) are deemed expunged absent further order of this Court allowing same.  The Disbursing Agent shall be authorized to resolve all Disputed Claims by withdrawing or settling such objections thereto, or by litigating to judgment in the Bankruptcy Court or such other court having competent jurisdiction the validity, nature, and/or amount thereof.  If the Disbursing Agent and the holder of a Disputed Claim agree to compromise, settle, and/or resolve a Disputed Claim by granting such holder an Allowed Claim in the amount of $10,000 or less, then the Disbursing Agent may compromise, settle, and/or resolve such Disputed Claim without further Bankruptcy Court approval.  Otherwise, the Disbursing Agent may only compromise, settle, and/or resolve such Disputed Claim with Bankruptcy Court approval.

7.5. No Distributions Pending Allowance.  Notwithstanding any other provision of the Plan, no payments or Distribution by the Disbursing Agent shall be made with respect to all or any portion of a Disputed Claim in which the Disbursing Agent has an interest unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim, or some portion thereof, has become an Allowed Claim.

7.6. Withholding and Reporting Requirements.  In connection with the Plan and all Distributions hereunder, the Disbursing Agent shall, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all Distributions hereunder shall be subject to any such withholding and reporting requirements.  The Disbursing Agent shall be authorized to take any and all actions that may be reasonably necessary or appropriate to comply with such withholding and reporting requirements.

7.7. Setoffs.  The Disbursing Agent may, but shall not be required to, setoff against any Claim, and the payments or other Distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtors or the Disbursing Agent, respectively, may have against the holder of such Claim; provided, however, neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Disbursing Agent of any such Claim that the Disbursing Agent may have against such holder, unless otherwise agreed to in writing by such holder and the Disbursing Agent, as applicable.

ARTICLE VIII

EXECUTORY CONTRACTS AND UNEXPIRED LEASES DEEMED REJECTED

All of the Debtors’ executory contracts and unexpired leases shall be deemed rejected on the Effective Date except to the extent (a) the Debtors previously have assumed or rejected an executory contract or unexpired lease, or (b) prior to the Effective Date, the Debtors have Filed or do File a motion to assume an executory contract or unexpired lease on which the Bankruptcy Court has not ruled.

ARTICLE IX

EFFECTS OF CONFIRMATION

The Plan provides that Confirmation shall have the following effects:

9.1. Discharge.  Except as otherwise set forth in the Plan or the Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan are in exchange for and in complete satisfaction, discharge, and release of, all Claims including any interest accrued on any Claims from the Petition Date, and the termination of all Interests.  Confirmation shall (a) discharge the Debtors and the Reorganized Debtor from all Claims or other debts that arose before the Confirmation Date, and all debts of a kind specified in Bankruptcy Code §§ 502(g), (h), or (i), whether or not (i) a Proof of Claim based on such debt is Filed or deemed Filed under Bankruptcy Code § 501; (ii) a Claim based on such debt is Allowed; or (iii) the holder of a Claim based on such debt has accepted the Plan; and (b) terminate all Interests and other rights of Interests in the Debtors.

9.2. Injunction.  Except as otherwise expressly provided herein or in the Confirmation Order, all Persons or entities who have held, hold or may hold Claims against or Interests in either of the Debtors, and all other parties in interest, along with their respective present and former employees, agents, officers, directors, principals and affiliates, are permanently enjoined, from and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kin on any such Claim or Interest against any of the Debtors, the Reorganized Debtor or the Creditor Proponents, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or other against the Debtors, the Reorganized Debtor or the Creditor Proponents, (c) creating, perfecting or enforcing any encumbrance of any kind against the Debtors, the Reorganized Debtor or the Creditor Proponents or against the property or interests in property of the Debtors, the Reorganized Debtor or the Creditor Proponents, (d) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due to the Debtors or against the property or interests in property of the Debtors, Reorganized Debtor or the Creditor Proponents with respect to such Claim or Interest or (e) pursuing any claim released pursuant to this Article IX of the Plan.  Such injunction shall extend to any successors of the Debtors and the Reorganized Debtor, and their respective properties and interests in properties.

9.3. Exculpation and Limitation of Liability.  Pursuant to and to the extent permitted by section 1125(e) of the Code, and notwithstanding any other provision of the Plan, no holder of a Claim or Interest shall have any right of action against the Debtors, the Reorganized Debtor, the Post-Confirmation Assets. the Secured Parties, the Plan Proponents or any of their respective managers, officers, directors, agents, attorneys, investment bankers, financial advisors, other professionals, or any of their respective property and assets for any act or omission in connection with, relating to or arising out of the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for acts or omissions which constitute willful misconduct or gross negligence.

9.4. RELEASES.  ON THE EFFECTIVE DATE, THE DEBTORS, THEIR ESTATES, E&M AND ALL CREDITORS OF E&M OR OTHERS WITH CLAIMS THROUGH E&M (CONSISTENT WITH THE STOCK PURCHASE AGREEMENT), THE REORGANIZED DEBTOR AND THE PLAN PROPONENTS (COLLECTIVELY, THE “RELEASOR PARTIES”) SHALL BE DEEMED TO HAVE RELEASED AND DISCHARGED TO THE FULLEST EXTENT POSSIBLE ALL PRESENT AND FORMER OFFICERS, DIRECTORS, AGENTS, ATTORNEYS, INVESTMENT BANKERS, FINANCIAL ADVISORS, AND PROFESSIONALS EMPLOYED BY OR ASSOCIATED WITH THE RELEASOR PARTIES (THE “RELEASED PARTIES”), OF AND FROM ANY AND ALL CLAIM OR CAUSE OF ACTION, WHETHER KNOWN OR UNKNOWN, ASSERTED OR NOT ASSERTED, SCHEDULED OR NOT SCHEDULED AND WHETHER ARISING UNDER THE BANKRUPTCY CODE OR OTHER APPLICABLE STATE OR FEDERAL LAW, ARISING FROM OR RELATED TO ACTS OR OMISSIONS (EXCEPT FOR GROSS NEGLIGENCE OR INTENTIONAL FRAUD) OCCURRING ON OR BEFORE THE EFFECTIVE DATE OF THE PLAN AND THE RELEASOR PARTIES COVENANT NOT TO SUE ANY OF THE RELEASED PARTIES WITH RESPECT TO THE CLAIMS RELEASED HEREIN.

9.5. Legal Binding Effect.  The provisions of the Plan shall bind all holders of Claims and Interests and their respective successors and assigns, whether or not they accept the Plan.

9.6. Insurance.  Confirmation and consummation of the Plan shall have no effect on insurance policies of the Debtors in which the Debtors are or were insured parties.  Each insurance company is prohibited from, and the Confirmation Order shall include an injunction against, denying, refusing, altering or delaying coverage on any basis regarding or related to the Debtors’ Bankruptcy Cases, the Plan or any provision within the Plan, including the treatment or means of liquidation set out within the Plan for insured Claims.
ARTICLE X

RETENTION OF JURISDICTION

Pursuant to Bankruptcy Code §§ 105(a) and 1142, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Cases and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:
(a) allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim, including the resolution of any application or request for payment of any Administrative Claim, and the resolution of any objections to the allowance or priority of Claims;
(b) hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters, including, but not limited to, all Causes of Action, and consider and act upon the compromise and settlement of any Claim, or Cause of Action;
(c) enter such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection therewith;
 hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan;
                                (d) consider any modifications of the Plan, cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;
(e) issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Person with the implementation, consummation, or enforcement of the Plan or the Confirmation Order; hear and determine any matters arising in connection with or relating to the Plan, the Disclosure Statement, the Confirmation Order and the Business Combination;
(f) enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Case;
(g) hear and determine matters concerning state, local, and federal taxes in accordance with Bankruptcy Code §§ 346, 505 and 1146;
(h) hear and determine all matters related to the Post-Confirmation Assets, the Debtors, the Reorganized Debtor and the Disbursing Agent from and after the Effective Date;
(i) hear and determine such other matters as may be provided in the Confirmation Order and as may be authorized under the provisions of the Bankruptcy Code; and
 enter a final decree closing the Cases.

ARTICLE XI

MISCELLANEOUS PROVISIONS.

11.1. Revocation, Withdrawal or Non-Consummation.  Without limiting the application of Article 11.2 of the Plan, the Debtor and Agent, upon five (5) Business Days notice to the other, reserve the right to withdraw as a Plan Proponent prior to the Confirmation Hearing Date.  If the Plan is withdrawn or if Confirmation or Effective Date does not occur, then (a) the Plan shall be null and void in all respects, (b) settlements (other than the Settlement Agreement) or compromises embodied in the Plan, assumptions or rejections of executory contracts or unexpired leases affected by the Plan, and any documents or agreements executed pursuant to the Plan, shall be deemed null and void, and (c) nothing contained in the Plan or the Disclosure Statement shall (i) constitute a waiver or release of any Claims by or against, or any Interests in, the Debtor or any other Person, (ii) prejudice in any manner the rights of the Debtor, the Secured Parties or any other Person, or (iii) constitute an admission of any sort by the Debtor, the Secured Parties or any other Person.

11.2. Termination of Plan Based on Impracticability of Business Combination.  If the Reorganized Debtor determines in its sole and absolute discretion that the Business Combination is impracticable or undesirable, then the Reorganized Debtor may elect not to proceed with the Business Combination and 100% of the Reorganized Debtor Common Stock shall be immediately distributed to the Holders of Claims entitled same pursuant to the Reorganized Debtor Common Stock Creditor Distribution.  However, Court permission is required to proceed with the Business Combination more than one year after the Effective Date.

(a) Severability of Plan Provisions.  If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of either of the Plan Proponents, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may be altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.
11.3. Exemption from Transfer Taxes.  In accordance with Bankruptcy Code § 1146(a), the Bankruptcy Court will be requested to make findings, in the Confirmation Order, that: (i) the issuance, transfer or exchange of security under the Plan or the making or delivery of an instrument of transfer, and (ii) the transfers of the Debtors’ assets, including but not limited to the transfer to Novus and the E&M purchaser, shall not be taxed under any law imposing stamp or similar tax.  Consistent with the foregoing, each recorder of deeds or similar official for any county, city or governmental unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument, without requiring the payment of any stamp or similar tax.

11.4. Access to Information.  After the Effective Date, the Reorganized Debtor and the Disbursing Agent shall grant to the other such access to the Debtors’ books and records in their possession relating to the conduct of the Debtors’ business prior to the Effective Date and such cooperation and assistance as shall be reasonably required to enable each of them to complete their respective legal, regulatory, fiduciary, and financial reporting requirements and to complete their respective tax returns.

11.5. Interest Accrual.  No postpetition interest shall accrue on any Claim or scheduled liability (including, but not limited to, Allowed Administrative Claims).

11.6. Allocation of Plan Distributions between Principal and Interest.  To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for federal income tax purposes, be allocated to the principal amount of the Claim first, and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest.

11.7. Rules of Interpretation; Computation of Time.  For purposes of the Plan, (a) any reference in the Plan to a contract, instrument, release, indenture, or other agreement or document as being in a particular form or containing particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, (b) any reference in the Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified, or supplemented, (c) unless otherwise specified, all references in the Plan to Sections, Articles, and Exhibits, if any, are references to Sections, Articles, and Exhibits of or to the Plan, (d) the words “herein” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan, (e) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan, and (f) the rules of construction set forth in Bankruptcy Code § 102 and in the Bankruptcy Rules shall apply.  In computing any period of time prescribed or allowed by the Plan, unless otherwise specifically designated herein, the provisions of Bankruptcy Rule 9006(a) shall apply.

11.8. Plan Documents.  The Plan Documents are incorporated herein and are a part of the Plan as if set forth in full herein.

11.9. Successors and Assigns.  The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such Person.

11.10. Governing Law.  Unless a rule of law or procedure is supplied by federal law, including the Bankruptcy Code and Bankruptcy Rules, (a) the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan, and (b) governance matters shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflict of law thereof.

11.11. Entire Agreement.  The Plan and the Plan Documents set forth the entire agreement and understanding among the parties in interest relating to the subject matter hereof and supersede all prior discussions and documents.

11.12. Modification of the Plan.  The Plan Proponents may alter, amend, or modify the Plan or any Plan Documents under Bankruptcy Code § 1127(a) at any time prior to the Confirmation Date.  After the Confirmation Date and prior to Effective Date of the Plan, the Plan Proponents may, under Bankruptcy Code § 1127(b), institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of the Plan so long as such proceedings do not materially or adversely affect the treatment of holders of Claims or Interests under the Plan; provided, however, prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or Order of the Bankruptcy Court.

Dated: September 17, 2008

IMPART, INC. and IMPART MEDIA GROUP, INC. Debtors and Debtors-in-Possession

By:	/s/ Joe F. Martinez
Name:	Joe F. Martinez
Title:	CEO

ENABLE GROWTH PARTNERS, LP

By:	/s/
Name:	Brendan O’Neil
Title:	President and Chief Investment Officer

ENABLE OPPORTUNITY PARTNERS, L.P.

By:	/s/
Name:	Brendan O’Neil
Title:	President and Chief Investment Officer

PIERCE DIVERSIFIED STRATEGY MASTER FUND, ENA

By:	/s/
Name:	Brendan O’Neil
Title:	President and Chief Investment Officer

HUDSON BAY FUND, L.P.

By:	/s/
Name:	Yoav Roth
Title:	Principal and Portfolio Manager

HUDSON OVERSEAS FUND, LTD

By:	/s/
Name:	Yoav Roth
Title:	Principal and Portfolio Manager